Exhibit 10.99

TERMINATION AGREEMENT
Among
MEMC SINGAPORE PTE. LTD.,
MEMC ELECTRONIC MATERIALS, INC.,
And
CONERGY AG
Dated as of
September 25, 2012

TERMINATION AGREEMENT
THIS TERMINATION AGREEMENT (this "Agreement") is made as of September 24, 2012 by and among (i) MEMC SINGAPORE PTE. LTD., a Singapore corporation (“MEMC Singapore”), (ii) MEMC ELECTRONIC MATERIALS, INC., a Delaware corporation (“MEMC”; MEMC and MEMC Singapore may be referred to herein collectively as the “MEMC Parties” and individually as a “MEMC Party”), and (iii) CONERGY AG, a German corporation (“Conergy”). MEMC Singapore, MEMC and Conergy together shall be referred to as the “Parties” and individually as a “Party”. Capitalized terms not otherwise defined in this Agreement are used as defined in Exhibit A hereto or, if not defined in Exhibit A hereto, in the Wafer Supply Contract (as such term is defined in Exhibit A hereto).
WITNESSETH:
WHEREAS, MEMC Singapore is a wholly owned subsidiary of MEMC; and
WHEREAS, on (or as of) October 25, 2007, MEMC and Conergy entered into that certain Solar Wafer Supply Agreement, pursuant to which MEMC agreed to supply to Conergy, and Conergy agreed to purchase from MEMC, solar wafers over a ten year period; and
WHEREAS, on October 26, 2007, pursuant to Section 7.6 of the Solar Wafer Supply Agreement, MEMC assigned the Solar Wafer Supply Agreement to MEMC Singapore; and
WHEREAS, on (or as of) July 10, 2008, MEMC Singapore and Conergy amended the October 25, 2007 Solar Wafer Supply Agreement, by executing Amendment No. 1 to Solar Wafer Supply Agreement (the “First Amendment”) between MEMC Singapore and Conergy; and
WHEREAS, on (or as of) January 24, 2010, MEMC Singapore and Conergy further amended the October 25, 2007 Solar Wafer Supply Agreement, as theretofore amended, by executing Amendment No. 2 to Solar Wafer Supply Agreement (the “Second Amendment”) between MEMC Singapore and Conergy; and
WHEREAS, in light of developments in the solar industry, Conergy has requested, and the MEMC Parties have expressed a willingness to agree to, a termination of the Solar Wafer Supply Agreement, as amended, on terms and conditions as set forth in this Agreement;
NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I
TERMINATION TRANSACTIONS

62075904_4

1.1    Wafer Supply Contract Termination.
(a)    The Wafer Supply Contract shall be terminated, and the Wafer Supply Contract shall cease to have any further force or effect, in each case automatically (i) upon receipt by MEMC Singapore of payment of the Outstanding Demand (as defined in Section 1.1(c) below); and (ii) upon receipt by MEMC Singapore of the letter of credit pursuant to Section 1.1(d) hereof.  Upon the occurrence of the events identified in (i) and (ii) of the foregoing sentence, the termination of the Wafer Supply Contract shall have retroactive effect to the date hereof.  MEMC Singapore and Conergy acknowledge that, except as specified in Section 1.1(d) hereof, there are no outstanding purchase orders under the Wafer Supply Contract.
(b)     MEMC Singapore currently holds a Refundable Capacity Reservation Deposit in the amount of $21,300,000 (the “Existing RCRD”). Not later than noon, New York City Time, on September 26, 2012, MEMC Singapore shall wire transfer an amount equal to the Existing RCRD (without any setoff or deduction of any nature whatsoever) to the Escrow Agent, to be held in escrow (pursuant to the Escrow Agreement) pending, and to be released to Conergy upon, (i) if the Escrow Agent is Commerzbank, New York Branch, the earlier of (x) receipt by Commerzbank, New York Branch of a Fedwire tracking number or Fed reference number in respect of the payment of the Outstanding Demand to MEMC Singapore (which, for the avoidance of doubt, includes payment of the Outstanding Demand in accordance with MEMC Singapore’s instructions), or (y) notice from MEMC or MEMC Singapore to the effect that payment of the Outstanding Demand has been received, or (ii) if the Escrow Agent is other than Commerzbank, New York Branch, the Escrow Agent’s receipt of either (x) notice from Commerzbank, New York Branch to the effect set forth in clause (i)(x), or (y) notice from MEMC or MEMC Singapore to the effect that payment of the Outstanding Demand has been received (such release to Conergy to be deemed to constitute the refund of the entire Existing RCRD to Conergy).  The MEMC Parties, jointly and severally, covenant immediately upon receipt of payment of the Outstanding Demand to notify the Escrow Agent thereof. The Parties shall use their respective best efforts to retain the Escrow Agent, and enter into the Escrow Agreement, as soon as possible after the execution and delivery hereof (and, in any event, prior to noon, New York City Time, on September 26, 2012).
(c)    Conergy has caused two letters of credit to be delivered to MEMC Singapore by Commerzbank (or Commerzbank, New York Branch) pursuant to the Wafer Supply Contract, one (number 150STB08300366) in the amount of $21,200,000 (the “Original Letter of Credit”) and one (number 150STB12300168) in the amount of $8,308,906.25 (the “New Letter of Credit”). Conergy acknowledges that the MEMC Parties made a valid demand based on justified claims on the Original Letter of Credit on September 17, 2012 (the “Outstanding Demand”) prior to its expiration and that Commerzbank has acknowledged the validity of the Outstanding Demand and will make payment in full thereunder to MEMC Singapore on September 27, 2012. The MEMC Parties agree that the New Letter of Credit is hereby cancelled, with immediate effect. MEMC Singapore shall deliver the executed originals of each of the Original Letter of Credit and (to the extent the same was delivered to MEMC Singapore or MEMC) the New Letter of Credit to Conergy or, at MEMC Singapore’s option, directly to Commerzbank, New York Branch, without undue delay after the execution and delivery hereof.

MEMC Singapore represents and warrants to Conergy that neither of the MEMC Parties has made any draw on the New Letter of Credit and covenants that neither MEMC nor MEMC Singapore shall hereafter make any draw on the New Letter of Credit. MEMC Singapore shall execute and deliver to Commerzbank, New York Branch (with a copy to Conergy) a letter in the form of Annex A hereto by the close of business in New York City on September 25, 2012. Without limitation of the foregoing, MEMC Singapore forthwith shall execute and deliver to Commerzbank, New York Branch such further instruments, and take such further actions, as Commerzbank, New York Branch reasonably may request in order to effect or evidence MEMC Singapore’s irrevocable consent to the cancellation of the New Letter of Credit (including all rights to make any draw thereunder). Nothing in this Agreement shall be read or construed to affect in any way the scheduled payment to MEMC Singapore by Commerzbank of the Outstanding Demand on September 27, 2012.
(d)    As of the date hereof, the invoices (for product delivered by MEMC Singapore to Conergy pursuant to the Wafer Supply Contract) listed in Annex B hereto remain (disregarding the deduction/setoff notice in respect thereof dated September 5, 2012 delivered by Conergy to MEMC Singapore, which notice MEMC Singapore disputes and has not recognized) outstanding in the aggregate amount of $5,499,564.00 (collectively, the “Outstanding Payables”). The Parties agree that the Outstanding Payables shall become due on July 1, 2013 and shall carry interest of 8% per annum calculated on a 360 days basis from the original due dates thereof as set forth in Annex B. As security for the payment of the Outstanding Payables when due, Conergy shall deliver to MEMC Singapore (by delivery to its counsel, Bryan Cave, in Frankfurt, Germany) a new letter of credit in the amount of $5,500,000 and in substantially the form of Annex C hereto not later than the close of business in Frankfurt, Germany on September 25, 2012.
1.2    Transfer of Conergy’s Operations & Maintenance Business.
(a)    Conergy’s indirectly wholly owned German subsidiary Conergy Services GmbH (“Conergy Services”) is currently a party to approximately 260 contracts with third party customers under which Conergy Services is obliged against monetary consideration to provide certain operations and maintenance services to such customers (the “German O&M Customer Contracts”). The German O&M Customer Contracts represent solar power plants in an aggregate output volume of approximately 120MW. Conergy Services fulfills its duties under the German O&M Customer Contracts either by itself or via third party subcontractors with which Conergy Services has concluded subcontractor agreements (regarding field service and maintenance tasks) for monetary consideration (the “German O&M Subcontractor Contracts”) (the German O&M Customer Contracts together with the German O&M Subcontractor Contracts together the “German O&M Contracts”).
(b)    In addition, Conergy’s indirectly wholly owned Italian subsidiary Conergy Italia S.P.A. (“Conergy Italy”) is currently a party to approximately 30 contracts with third party customers under which Conergy Italy is obliged against monetary consideration to provide certain operations and maintenance services to such customers (the “Italian O&M Customer Contracts”). The Italian O&M Customer Contracts represent solar power plants in an aggregate output volume of approximately 25MW. Conergy Italy fulfills its duties under the Italian O&M Customer Contracts either by itself or via third party subcontractors with which Conergy Italy has concluded subcontractor agreements (regarding field service and maintenance tasks) for monetary consideration (the “Italian O&M Subcontractor Contracts”) (the Italian O&M Customer Contracts together with the Italian O&M Subcontractor Contracts together the “Italian O&M Contracts”).
(c)    Finally, Conergy’s indirectly wholly owned Spanish subsidiary Conergy Espana S.L.U. (“Conergy Spain”) is currently a party to approximately 10 contracts with third party customers under which Conergy Spain is obliged against monetary consideration to provide certain operations and maintenance services to such customers (the “Spanish O&M Customer Contracts”). The Spanish O&M Customer Contracts represent solar power plants in an aggregate output volume of approximately 30MW. Conergy Spain fulfills its duties under the Spanish O&M Customer Contracts either by itself or via third party subcontractors with which Conergy Spain has concluded subcontractor agreements (regarding field service and maintenance tasks) for monetary consideration (the “Spanish O&M Subcontractor Contracts”).
(Spanish O&M Customer Contracts together with the Spanish O&M Subcontractor Contracts together the “Spanish O&M Contracts”).
(Conergy Services, Conergy Italy and Conergy Spain, each a “Conergy Company” and together the “Conergy Companies”).
(German O&M Customer Contract, Italian O&M Customer Contracts and Spanish O&M Customer Contracts together the “Conergy O&M Customer Contracts”).
(German O&M Subcontractor Contracts, Italian O&M Subcontractor Contracts and Spanish O&M Subcontractor Contracts together the “Conergy O&M Subcontractor Contracts”).
(German O&M Contracts, Italian O&M Contracts and Spanish O&M Contracts together “Conergy O&M Contracts”).
(d)    The Parties have agreed that, as consideration to MEMC Singapore for the termination of the Wafer Supply Contract, Conergy shall assign and transfer the entire current Conergy O&M Contracts portfolio to MEMC subject to the following terms and conditions:
(A)    Without undue delay and as far as legally and contractually permissible, after the end of the Due Diligence Period (as defined in Section 1.2(d)(E)(ii) below), and after MEMC has identified for the Conergy Parties the Conergy O&M Contracts MEMC intends to assume (as described in Section 1.2(d)(E)(ii) below) by providing to the Conergy Parties the list of Assumed Contracts that MEMC determines to assume or reject (as described in Section 1.2(d)(E)(ii) below), and subject in any event to Section 1.2(d)(E)(ii)(VI), Conergy shall cause the Conergy Companies to assign and transfer each of such Assumed Contracts to MEMC or an assignee denominated by MEMC (the “MEMC Assignee”). The Conergy Companies and

MEMC or the MEMC Assignee, respectively, shall enter or be caused to enter into individual transfer agreements with respect to the individual Assumed Contracts under applicable local laws without undue delay (the “O&M Contract Transfer Agreements”) after receipt of the list of Assumed Contracts from MEMC. The O&M Contract Transfer Agreements shall be governed by the laws of Germany, Italy or Spain, respectively, and shall include only (x) language required for the assignment of the Conergy O&M Contracts and (y) the terms expressly agreed in this Section 1.2(d).
(B)    MEMC hereby undertakes towards Conergy that MEMC and/or the MEMC Assignee, respectively, will assume the Assumed Contracts by way of assumption of contract with effect as per the individual transfer date; it being understood that Conergy and/or the respective Conergy Company remains fully liable for all obligations prior to the individual transfer date, and the MEMC Parties assume no liability for any actions or inactions by the Conergy Companies prior to such date, including any obligation or liability for any breaches of contract or any injury or damage caused by products manufactured or sold, or by services rendered, by Conergy or the Conergy Companies prior to the individual transfer date (including any obligations and liabilities under product warranties or product liability for such products supplied prior to the individual transfer date). Conergy accepts such undertaking on its own behalf and on behalf of the Conergy Companies. On the other hand, MEMC shall take, and shall cause the MEMC Assignees to take, such action (including turnover to the Conergy Companies of payments received pursuant to the Assumed Contracts) as is necessary so that, as between the Conergy Companies, on the one hand, and MEMC and the MEMC Assignees, on the other hand, the Conergy Companies, as opposed to MEMC and the MEMC Assignees, receive all payments and other benefits under the Assumed Contracts attributable to work performed (including goods supplied or services provided) prior to the relevant individual transfer dates.
(C)    The Parties, the Conergy Companies and the MEMC Assignee, respectively, shall mutually use or caused to be used by the Parties reasonable best efforts to obtain any consent of any third party legally or contractually required for the transfer and assumption of any of the Assumed Contracts in accordance with Sections 1.2(d)(A) and 1.2(d)(B) (provided that no Party shall be obligated to offer any money or any other consideration to any such third party in order to secure such consent (although a Party may unilaterally offer or pay money or any other consideration to any such third party in order to secure such consent if the Party chooses to do so)).
(D)    Only with respect to the Conergy Subcontractor Contracts constituting Assumed Contracts:
(i)    If the consent of a third party to a transfer and assumption of a particular Conergy Subcontractor Contract cannot be obtained pursuant to Section 1.2(d)(C), the relevant Conergy Company shall assign (and MEMC or the relevant MEMC Assignee, as the case may be, shall accept such assignment), as far as legally possible and contractually permitted (but only as far as legally possible and contractually permitted), all claims, rights and obligations under such Conergy Subcontractor Contract, and the respective Conergy Company and MEMC or the relevant MEMC Assignee, as the case may be, shall jointly notify such third party of such assignment and assumption.
(ii)    Furthermore, if the consent of a third party to a transfer and assumption of a particular Conergy Subcontractor Contract cannot be obtained pursuant to Section 1.2(d)(C), the relevant Conergy Company party to such Conergy Subcontractor Contract will, in respect of the external relationship, remain the party to the relevant Conergy Subcontractor Contract for as long as such third party consent cannot be obtained. The relevant Conergy Company and MEMC or the relevant MEMC Assignee, as the case may be, respectively, for the purposes of their internal relationship, shall behave and treat each other as if consent had been obtained and the assumption and transfer had been effected. In particular, the relevant Conergy Company shall continue to administer such Conergy Subcontractor Contract and the rights and obligations related thereto (in each case, as far as they have not been assigned to MEMC or the relevant MEMC Assignee in accordance with Section 1.2(d)(D)(i)) in its own name but for the account of MEMC or the relevant MEMC Assignee, in accordance with the instructions of MEMC or the relevant MEMC Assignee. MEMC or the MEMC Assignee shall indemnify and hold harmless the respective Conergy Company with regard to any claims or any costs incurred as from the individual transfer date of a Conergy Subcontractor Contract, if and to the extent the respective Conergy Company does comply with the instructions of MEMC or the MEMC Assignee.
(iii)    If any arrangement pursuant to Section 1.2(d)(D)(ii) is not permitted under the terms of any Conergy Subcontractor Contract, and/or the relevant third party subcontractor does not grant its consent to the transfer and assumption of the respective Conergy Subcontractor Contract within 6 months of the end of the Due Diligence Period, the respective Conergy Company may terminate such Conergy Subcontractor Contract in accordance with its terms at its own discretion, with at least 10 Business Days advance notice to MEMC.
(iv)    For the avoidance of doubt, this Section 1.2(d)(D) above shall not apply to any Conergy O&M Customer Contract constituting an Assumed Contract. If a third party approval is required for the assignment and assumption of any such Conergy O&M Customer Contract pursuant to this Section 1.2(d), such assignment and assumption will not occur unless and until such third party approval has been obtained. If such third party approval cannot be obtained within 6 months of the end of the Due Diligence Period, the relevant Conergy O&M Customer Contract shall not be assigned and assumed pursuant to this Section 1.2(d) but shall instead remain with the respective Conergy Company for its own benefit for good. This Section 1.2(d)(D)(iv) does not affect Section 1.2(d)(C).
(E)    Additional Terms with respect to the Assignment and Transfer of the Conergy O&M Contracts; Due Diligence Period; Assumed Contracts.
(i)    The proposed assignment and transfer of the Conergy O&M Contracts set forth herein shall expressly only include the Conergy O&M Contracts. For the avoidance of doubt it shall expressly not include any employee, officer or director, software infrastructure, IP rights and any monitoring systems engaged or maintained by any of the Conergy Companies nor any shares in any Conergy Company; provided however, that if a monitoring system has been installed in respect of any of the Conergy O&M Contracts and if MEMC so requests, Conergy for a period of up to 12 months after the date hereof agrees to continue to provide such monitoring services and facilitate the migration of such monitoring services to MEMC or an MEMC Assignee in respect of such Contract at the request of MEMC and upon the agreement of MEMC to pay Conergy a reasonable fee for such monitoring system services, which shall include reasonable cost of migration. In case that any of the employment relationships with any employees of Conergy will be transferred to any MEMC Party by statutory law, all obligations and liabilities relating to such employees, including reasonable costs of termination of their employment, shall exclusively be borne by Conergy and the Conergy Companies, unless MEMC elects to take over such transferred employees. In case MEMC does not elect to take over such employees, MEMC undertakes to terminate the respective employment relationship by giving notice of termination with effect to the earliest possible date. In case of litigation in court in respect of an employment relationship so terminated, MEMC shall obtain Conergy’s prior written consent before taking any legally binding and/or cost incurring measures, in particular but not limited to procedural acts and agreements of any kind.
(ii)
(I)    Subject to the remaining provisions of this Section 1.2(d)(E)(ii), the proposed assignment and transfer of the Conergy O&M Contracts shall expressly encompass the entire current list of Conergy O&M Contracts as of the date of this Agreement. Subject to the remaining provisions of this Section 1.2(d)(E)(ii), Conergy shall not be entitled to withhold any current Conergy O&M Contract from its obligation to assign and transfer all current Conergy O&M Contracts to MEMC or the MEMC Assignee as set forth in this Section 1.2(d) above. MEMC shall be entitled to review each of the Conergy O&M Contracts and conduct appropriate and reasonable due diligence with respect to each of such contracts over a period commencing on the date of this Agreement and continuing for a period of ninety (90) calendar days after the date hereof (the “Due Diligence Period”).
(II)    During the Due Diligence Period, as far as legally and contractually permitted, Conergy agrees to make available to MEMC all reasonably requested information in respect of the Conergy O&M Contracts, including information in respect of historical performance under the Conergy O&M Contracts by all parties to such contracts. MEMC will enter into a separate confidentiality agreement with Conergy enabling MEMC to conduct such due diligence.
(III)    MEMC may, in accordance with (and only in accordance with) the remaining provisions of this Section 1.2(d)(E)(ii), reject the assignment and transfer of individual Conergy O&M Contracts, on a contract-by-contract basis, in its sole discretion and shall not be deemed to have assumed any Conergy O&M Contract so rejected. For those Conergy O&M Contracts that MEMC has not rejected the assignment and transfer thereof in accordance with the remaining provisions of this Section 1.2(d)(E)(ii), such contracts shall, subject to Section 1.2(d)(E)(ii)(VI) below, constitute an “Assumed Contract” under this Agreement. For the avoidance of doubt, no Conergy O&M Contract other than Assumed Contracts shall be assigned or transferred to MEMC or any MEMC Assigned pursuant to this Section 1.2(d).

(IV)    Not later than the 60th calendar day of the Due Diligence Period, MEMC shall provide Conergy with a tentative list of the Conergy O&M Contracts (if any) that MEMC elects to reject. If MEMC does not so elect tentatively to reject any of the Conergy O&M Contracts prior to or on such 60th calendar day, then the Due Diligence Period shall be deemed to have ended on such 60th calendar day and no Conergy O&M Contracts shall be rejected.
(V)    If, not later than such 60th calendar day, MEMC so delivers a tentative list of rejected Conergy O&M Contracts, then Conergy shall have the right to accept MEMC’s tentative list of rejected Conergy O&M Contracts or to deliver to MEMC, not later than the 75th calendar day of the Due Diligence Period, a modified list of rejected Conergy O&M Contracts. Conergy’s modified list may delete Conergy O&M Contracts that were on MEMC’s tentative list of rejected Conergy O&M Contracts. If Conergy fails so to timely deliver such a modified list to MEMC, Conergy shall be deemed to have accepted MEMC’s tentative list. If Conergy accepts, or is deemed to have accepted, MEMC’s tentative list of rejected Conergy O&M Contracts, then MEMC’s tentative list of rejected Conergy O&M Contracts shall become final and the Due Diligence Period shall be deemed to have ended on the date of such acceptance or deemed acceptance, as the case may be.
(VI)    If, not later than such 75th calendar day, Conergy delivers a modified list of rejected Conergy O&M Contracts to MEMC, then the Parties shall spend at least the next 14 calendar days negotiating in good faith the modified list of rejected Conergy O&M Contracts in order to try to come to an agreement on the list. At the end of that negotiation period (should it occur), MEMC shall have the right, by notice to such effect to Conergy delivered prior to the last day of the Due Diligence Period, to: (i) accept Conergy’s modified list, after such negotiation period, in which case such modified list (as negotiated) shall be the final list of rejected Conergy O&M Contracts for all purposes of this Section 1.2(d), (ii) elect that there shall be no rejected Conergy O&M Contracts, in which case there shall be no such rejected Conergy O&M Contracts, or (iii) elect to receive a $3,000,000 cash payment (the “O&M Cash Payment”). If MEMC fails to timely make one of such elections, then MEMC shall be deemed to have accepted Conergy’s modified list (as may have been further negotiated). If MEMC elects the O&M Cash Payment, then, any term of this Section 1.2(d) to the contrary notwithstanding, (x) none of the Conergy O&M Contracts shall constitute an “Assumed Contract” (and no such Conergy O&M Contract shall be assigned and transferred to MEMC or any MEMC Assignee) and (y) Conergy instead shall pay MEMC Singapore the O&M Cash Payment in three equal installments, each such installment being due and payable on the last business day of June, September and December of 2013. As security for the payment of the O&M Cash Payment when due (if applicable), Conergy shall deliver to MEMC (by delivery to its counsel, Bryan Cave, in New York City) a letter of credit (drawn on Commerzbank, New York Branch, or such other New York bank reasonably acceptable to MEMC) for the O&M Cash Payment no later than noon, New York City Time, on September 26, 2012 (the “O&M Letter of Credit”). Upon payment by Conergy of each installment of the O&M Cash Payment, MEMC shall cooperate with Conergy in ensuring that a respective reduction of the O&M Letter of Credit is actually effected and to make any declarations, in particular vis-à-vis the bank issuing the O&M Letter of

Credit, necessary or useful for ensuring such reduction of the amount of the O&M Letter of Credit.
(VII)    The Parties acknowledge that it is their mutual intent to keep the number of rejected Conergy O&M Contracts to the lowest amounts mutually commercially reasonable. Without limitation of the foregoing, MEMC acknowledges that it is being given the right to reject the assignment and transfer of individual Conergy O&M Contracts not to enable MEMC to “cherry-pick” the most attractive of the Conergy O&M Contracts, but rather to avoid MEMC having to assume individual Conergy O&M Contracts that, for reasons other than the basic economics thereof, would be unreasonable, impractical or unduly burdensome for MEMC to assume, and MEMC shall exercise its right to reject the assignment and transfer of individual Conergy O&M Contracts in a manner that is consistent with the foregoing. Conversely, Conergy shall have the right to submit modified list of rejected Conergy O&M Contracts only if Conergy concludes, in good faith and having earnestly considered adjustments to its business plan that might permit Conergy to avoid such a burdensome effect, that it would be burdensome to Conergy (to a non-de minimus extent) to continue to have to perform the Conergy O&M Contracts specified in MEMC’s tentative list of rejected Conergy O&M Contracts if the other Conergy O&M Contracts are transferred to MEMC (or one or more MEMC Assignees). For the avoidance of doubt, MEMC’s tentative list of rejected Conergy O&M Contracts may take the form of a list of specific Conergy O&M Contracts that MEMC elects to have transferred to it, in which case MEMC shall be deemed to have designated each other Conergy O&M Contract in effect on the date hereof as a rejected Conergy O&M Contract.
(iii)    The assignment and transfer of the Conergy O&M Contracts shall expressly only encompass the entire current Conergy O&M Contracts, i.e., the Conergy O&M Contracts that are in force at the date hereof. Any other future O&M contract of any company within the Conergy group after the date of this Agreement shall not be affected by this Agreement, nor shall any Conergy group company be restricted in any way to engage in any O&M business in any country in the future; provided, however, that as to the specific solar power plants represented by the Conergy O&M Contracts transferred hereunder, Conergy agrees to not solicit future O&M business as to those specific solar power plants only for a period of three (3) years after the date of this Agreement.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF CONERGY
Conergy hereby represents and warrants to each of the MEMC Parties as follows:
2.1    Organization, Existence and Standing. Conergy is a corporation duly incorporated, validly existing and in good standing under the laws of Germany.
2.2    Capacity; Authorization. Conergy has full corporate power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements to which it is or will be a party. The execution, delivery and performance by Conergy of this Agreement and the Ancillary Agreements to which it is or will be a party, and the consummation by Conergy of the transactions contemplated hereby and thereby, have been authorized by all necessary action on the part of Conergy, and do not and will not (i) contravene or violate the certificate of incorporation or by-laws (or comparable governing instruments) of Conergy, (ii) require Conergy or any of its Affiliates to obtain, secure or make any Approval (including Approval of Conergy's shareholders or debt holders), or (iii) conflict with, or result in a breach of, any Legal Requirement to which Conergy or any of its Affiliates is subject. No Consent or other action by the stockholders of Conergy or any of its Affiliates is required in connection with the execution, delivery and performance by Conergy of this Agreement or the Ancillary Agreements to which it is or will be a party that has not heretofore been irrevocably obtained. This Agreement has been executed and delivered by Conergy. This Agreement constitutes the legal, valid and binding obligation of Conergy, enforceable against Conergy in accordance with its terms, except as such enforceability may be limited by applicable Legal Requirements relating to bankruptcy, insolvency, reorganization, moratorium or other similar Legal Requirements relating to or affecting creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE MEMC PARTIES
The MEMC Parties, jointly and severally, hereby represent and warrant to Conergy, as follows:
3.1    Organization, Existence and Standing. MEMC Singapore is a corporation duly incorporated, validly existing and in good standing under the laws of Singapore. MEMC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.
3.2    Capacity; Authorization. Each MEMC Party has full corporate power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements to which it is or will be a party. The execution, delivery and performance by such MEMC Party of this Agreement and the Ancillary Agreements to which it is or will be a party, and the consummation by such MEMC Party of the transactions contemplated hereby and thereby, have been authorized by all necessary action on the part of such MEMC Party, and do not and will not (i) contravene or violate the certificate of incorporation or by-laws (or comparable governing instruments) of such MEMC Party, (ii) require any MEMC Party or any of its Affiliates to obtain, secure or make any Approval (including Approval of MEMC or MEMC Singapore's shareholders or debt holders), or (iii) conflict with, or result in a breach of, any Legal Requirement to which such MEMC Party or any of its Affiliates is subject. No Consent or other action by the stockholders of any MEMC Party or any of its Affiliates is required in connection with the execution, delivery and performance by such MEMC Party of this Agreement or the Ancillary Agreements to which it is or will be a party that has not heretofore been irrevocably obtained. This Agreement has been executed and delivered by each MEMC Party. This Agreement constitutes the legal, valid and binding obligation of each MEMC Party, enforceable against each such MEMC Party in accordance with its terms, except as such enforceability may be limited by applicable Legal

Requirements relating to bankruptcy, insolvency, reorganization, moratorium or other similar Legal Requirements relating to or affecting creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
ARTICLE IV
SURVIVAL; INDEMNIFICATION
4.1    Survival. The representations, warranties, covenants and agreements contained in or made pursuant to this Agreement will indefinitely survive (and not be affected in any way by) the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby or any investigation and inquiry made (or omitted) by or on behalf of any Party or any of their respective representatives or any information that any Party or any of their respective representatives may have received or may hereafter receive, in each case in accordance with their terms.
4.2    No Other Representations or Warranties.
(a)    EACH MEMC PARTY ACKNOWLEDGES AND AGREES THAT NEITHER CONERGY, NOR ANY PERSON ACTING ON BEHALF OF CONERGY, HAS MADE OR HEREBY MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING WITHOUT LIMITATION AS TO FUTURE VIABILITY OR PROFITABILITY OF THE CONERGY O&M CONTRACTS, OR AS TO THE LEGAL ABILITY OF EACH OF THE CONERGY O&M CONTRACTS TO BE TRANSFERRED AS CONTEMPLATED BY THIS AGREEMENT), EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT (AND CONERGY EXPRESSLY DISCLAIMS ANY SUCH OTHER OR IMPLIED REPRESENTATIONS OR WARRANTIES). EACH MEMC PARTY FURTHER ACKNOWLEDGES, CONSENTS AND AGREES THAT CONERGY WILL CONVEY, AND THE MEMC PARTIES WILL ACQUIRE (OR CAUSE TO BE ACQUIRED), THE ASSUMED CONTRACTS WHICH ARE FINALLY ASSIGNED BY CONERGY HEREUNDER (AT THE END OF THE DUE DILIGENCE PERIOD) WITHOUT ANY REPRESENTATION OR WARRANTY, IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS, EXCEPT AS OTHERWISE EXPRESSLY REPRESENTED OR WARRANTED IN ARTICLE 2 HEREOF. Every instrument delivered or caused to be delivered by Conergy pursuant to Section 1.2 (or otherwise pursuant to this Agreement) shall be deemed to be qualified by this Section 4.2(a) whether or not words to such effect are expressly set forth therein; PROVIDED HOWEVER, that in all events historical information (i.e., excluding any projections) provided to a MEMC Party by Conergy in response to the due diligence inquiry of an MEMC Party during the Due Diligence Period shall be true, correct and accurate in all material respects (as of the date as of which such information is presented) to the best of Conergy’s information and belief (to the actual knowledge of the members of the executive board of Conergy), provided, further that (i) neither MEMC Party may make any Claim against Conergy with respect to the undertaking set forth in the preceding proviso after the first anniversary of the date hereof and (ii) Conergy’s aggregate Liability in respect of any and all Claims against it with respect to such undertaking may not, and shall not, exceed $2,000,000.
(b)    CONERGY ACKNOWLEDGES AND AGREES THAT NEITHER MEMC NOR MEMC SINGAPORE, NOR ANY PERSON ACTING ON BEHALF OF EITHER MEMC PARTY, HAS MADE OR HEREBY MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT (AND EACH MEMC PARTY EXPRESSLY DISCLAIMS ANY SUCH OTHER OR IMPLIED REPRESENTATIONS OR WARRANTIES). Every instrument delivered or caused to be delivered by either MEMC Party pursuant to this Agreement shall be deemed to be qualified by this Section 4.2(b) whether or not words to such effect are expressly set forth therein.
ARTICLE V
MUTUAL RELEASES
5.1    Mutual General Releases.
(a)    Subject to Section 5.2, Conergy hereby (i) Releases each MEMC Party and (in their respective capacities as such) the respective past and present employees, officers, directors, executive board members, supervisory board members and representatives of each MEMC Party (all of the foregoing, collectively, the “MEMC Released Parties”) from (x) any and all Possible Claims that Conergy may have ever had, may now have or hereafter can, shall or may have against any MEMC Released Party, and (y) any and all Possible Liabilities which any of the MEMC Released Parties may have ever had, may now have or hereafter can, shall or may have to Conergy, in the case of each of (x) and (y) for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date hereof, (ii) represents and warrants to each of the of MEMC Released Parties that it has not prior to the date hereof assigned or transferred any of the Claims and/or Liabilities Released, or intended or purported to be Released, under clause (i) of this paragraph above (collectively, the “Conergy Released Claims”) or, for the avoidance of doubt, any Claim or Liability that, if not for any such assignment or transfer, would constitute a Conergy Released Claim, and (iii) agrees to the terms of Section 5.4 below in the context of this Section 5.1(a).
(b)    Subject to Section 5.2, each MEMC Party hereby (i) Releases Conergy and (in their respective capacities as such) the respective past and present employees, officers, directors, executive board members, supervisory board members and representatives of Conergy (all of the foregoing, collectively, the “Conergy Released Parties”) from (x) any and all Possible Claims that the MEMC Parties (or either of them) may have ever had, may now have or hereafter can, shall or may have against any Conergy Released Party, and (y) any and all Possible Liabilities which any of the Conergy Released Parties may have ever had, may now have or hereafter can, shall or may have to the MEMC Parties (or either of them), in the case of each of (x) and (y) for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date hereof, (ii) represents and warrants to each of the of Conergy Released Parties that it has not assigned or transferred any of the Claims and/or Liabilities Released, or intended or purported to be Released, under clause (i) of this paragraph above (collectively, the “MEMC Released Claims”) or, for the avoidance of doubt, any Claim or Liability that, if not for any such assignment or transfer, would constitute a MEMC Released Claim, and (iii) agrees to the terms of Section 5.4 below in the context of this Section 5.1(b).
5.2    Carveouts to Releases. Any term of Section 5.1 to the contrary notwithstanding, for the avoidance of doubt, neither the Conergy Released Claims nor the MEMC Released Claims includes (A) this Agreement or any Ancillary Agreement, and/or (B)(x) any Possible Claim that any Releasor may have ever had, may now have or hereafter can, shall or may have against any Released Party, and (y) any and all Possible Liabilities which any Released Party may have ever had, may now have or hereafter can, shall or may have to any Releasor, in the case of each of (x) and (y) for, upon or by reason of, or otherwise in any way relating to or arising out of, any breach of any of the express representations, warranties or covenants set forth in this Agreement or any Ancillary Agreement.
5.3    Certain Provisions of General Applicability Regarding Article V.
(a)    Each of Sections 5.1(a) and 5.1(b) shall be effective as a bar to each and every one of the Released Claims hereinabove mentioned or implied in such specified Section, and shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Possible Claims and/or Possible Liabilities (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected or unanticipated Possible Claims and/or Possible Liabilities), if any, as well as those relating to any other Possible Claims and/or Possible Liabilities hereinabove mentioned or implied in such specified Sections. The waiver set forth in this Section 5.3(a) is an essential and material term of this Article V and this Agreement. If any Releasor should assert any Possible Claim and/or Possible Liability seeking damages against any of its corresponding Released Parties in respect of any of such Releasing Party’s Released Claims, except as provided in Section 5.2, the terms of Section 5.1(a) or 5.1(b), as the case may be, shall serve as a complete defense to any such assertion.
(b)    None of the terms of Section 5.1(a) or 5.1(b), as the case may be, nor the furnishing of the consideration for the Released Claims specified therein, shall be deemed or construed at any time to be an admission by any Released Party of any improper or unlawful conduct.
(c)    If any Releasor violates the terms of Section 5.1(a) or 5.1(b), as the case may be, by suing any applicable Released Party on one or more of the applicable Released Claims, such Releasor will pay all costs and expenses of defending against the suit incurred by such Released Party, including reasonable attorneys’ fees.
(d)    It is acknowledged that a Releasor may hereafter discover facts different from or in addition to those now known, or believed to be true, regarding the subject matter of the terms of Section 5.1(a) or 5.1(b), as the case may be, and it is agreed that the terms of Section

5.1(a) or 5.1(b), as the case may be, shall remain in full force and effect, notwithstanding the existence of any such different or additional facts.
(e)    Whenever possible, each provision of the terms of Sections 5.1(a) and 5.1(b) shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the terms of Section 5.1(a) or 5.1(b), as the case may be, is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but the terms of Section 5.1(a) or 5.1(b), as the case may be, shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
(f)    EACH PARTY HERETO HEREBY AGREES THAT IT:
(i)    HAS READ THE TERMS OF SECTION 5.1(a) or 5.1(b), IN RESPECT OF WHICH IT IS THE RELEASING PARTY CAREFULLY;
(ii)    UNDERSTANDS ALL OF ITS TERMS AND KNOWS THAT IT IS GIVING UP IMPORTANT RIGHTS;
(iii)    VOLUNTARILY CONSENTS TO EVERYTHING IN IT;
(iv)    HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING THIS AGREEMENT AND HAS DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION THE UNDERSIGNED HAS CHOSEN NOT TO DO SO OF ITS OWN VOLITION; AND
(v)    HAS EXECUTED THIS AGREEMENT KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE THE UNDERSIGNED WITH RESPECT TO IT.
ARTICLE VI
GENERAL PROVISIONS
6.1    Expenses. Except as specified in the following sentences, each Party shall pay its own expenses, including the fees and expenses of its accountants, advisors, and counsel, in connection with negotiating, preparing, closing and carrying out this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby. All applicable sales, use, value added, and transfer Taxes and filing, recording, registration, stamp, documentary and other Taxes and fees payable in connection with the Conergy O&M Contracts Transfer or the documents giving effect to the Conergy O&M Contracts Transfer will be paid, or caused to be paid, by MEMC Singapore. Any and all fees and expenses incurred by Conergy in respect of the new letter of credit contemplated by Section 1.1(d) and Section 1.2(d)(E)(ii)(VI) shall be paid, or caused to be paid, by Conergy.

6.2    Notices. Any notice or other communication required or permitted to be given hereunder will be in writing and shall be delivered via an overnight courier such as Federal Express or delivered against receipt (including by confirmed facsimile transmission), as follows:

(a)	In the case of any MEMC Party to:
MEMC Electronic Materials, Inc.
501 Pearl Drive
St. Peters, Missouri 63376-0008
Attention: Chief Executive Officer
cc: General Counsel
Fax: +1 636-474-5158 and 636-474-5180
(b)    In the case of Conergy, to:
Conergy AG
Anckelmannsplatz 1
20537 Hamburg, Germany
Attention:    Chief Executive Officer
cc:        General Counsel
Facsimile:    +49 40 27142-1020
or to such other address as such party may have furnished in writing to the other parties hereto in accordance with the provisions of this Section 6.2. Any notice or other communication shall be deemed to have been given, made and received upon receipt. Any party may change the address to which notices are to be addressed by giving the other parties notice in the manner herein set forth.
6.3    Governing Law; Consent to Jurisdiction.
(a)    This Agreement shall be governed by the laws of the State of New York, without regard to any conflicts of law rules or principles that would result in the application of the laws of another jurisdiction.
(b)    Each Party hereby (i) agrees that any proceeding in connection with or relating to. this Agreement or any matters contemplated hereby may be brought by either Party in a court of competent jurisdiction located within New York City, New York, whether a state or federal court; (ii) agrees that in connection with any such proceeding, such Party shall consent and submit to personal jurisdiction in any such court described in clause (i) of this Section 6.3(b) and to service of process upon it in accordance with the rules and statutes governing service of process; (iii) agrees to waive to the full extent permitted by law any objection that it may now or hereafter have to the venue of any such proceeding in any such court or that any such proceeding was brought in an inconvenient forum; (iv) agrees to service of process in any such proceeding by mailing of copies thereof to such Party at its address set forth in Section 6.2; (v) agrees that any service made as provided herein shall be effective and binding service in every respect; and (vi) agrees that nothing herein shall affect the rights of either Party to effect service of process in any other manner permitted by law.

6.4    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute but one and the same instrument.
6.5    Headings; Annexes; Exhibits. The headings, subheadings and captions in this Agreement and in any Exhibit or Annex hereto or thereto are for reference purposes only and are not intended to affect the meaning or interpretation of this Agreement.
6.6    Entire Agreement. This Agreement and the Ancillary Agreements contain the entire agreement between the parties hereto with respect to its subject matter and supersedes all negotiations, prior discussions, agreements, arrangements, and understandings, written or oral, relating to the subject matter of this Agreement and there are no other covenants, provisions, agreements, representations or warranties, whether written or oral, among the parties hereto with respect to the subject matter hereof.
6.7    Third-Party Beneficiaries. This Agreement is not intended to confer upon any Person that is not a party hereto any rights or remedies hereunder. The first sentence of this Section 6.7 to the contrary notwithstanding, subject to Section 6.11 hereof, the Released Parties are intended third-party beneficiaries of the terms of Article V hereof.
6.8    Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any party without the prior written consent of Conergy and MEMC Singapore. Any purported assignment or delegation in violation of this Agreement shall be null and void ab initio.
6.9    Interpretation; Absence of Presumption.
(a)    For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa, (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Annexes and Exhibits hereto) and not to any particular provision of this Agreement, and Article, Section, Exhibit and Annex references are to the Articles, Sections, Exhibits, and Annexes to this Agreement unless otherwise specified, (iii) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified, (iv) the word “or” shall not be exclusive unless the context otherwise requires, (v) “$” or “dollars” means United States dollars, and (vi) the term “and/or” is used in the most inclusive sense of the phrase, provided that the use of the term “and/or” is not intended to imply that any other particular use of the term “or” is, or is not, used in the inclusive or exclusive sense of the word.
(b)    With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration will be given to the issue of which party actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.
6.10    Severability. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement will not be affected thereby and the parties will use all reasonable efforts to substitute one or more valid, legal and enforceable provisions which, insofar as practicable, implement the purposes and intents hereof. To the extent permitted by applicable Legal Requirements, each party waives any provision of any Legal Requirement that renders any provision of this Agreement invalid, illegal or unenforceable in any respect.
6.11    Amendments; Waiver. No purported amendment or modification of this Agreement shall be effective as against any party hereto unless such amendment or modification shall have been agreed to in writing by such party. Any other term of this Agreement to the contrary notwithstanding, any amendment or modification of Article V hereof that is agreed to in writing by the Parties shall be binding with respect to each other Released Party. No breach of any covenant, agreement, representation or warranty made herein shall be deemed waived by any party unless expressly waived in writing by such party.
6.12    Confidentiality of Agreement. Conergy covenants to each MEMC Party, and each MEMC Party covenants to Conergy, that it will at all times from and after the date hereof hold in confidence, and not disclose to any other Person, the Confidential Information. The preceding sentence notwithstanding, any Party may disclose Confidential Information (i) to its Representatives, or to its lenders or prospective lenders, on a need-to-know basis (as determined in good faith by the disclosing Party), provided that the disclosing Party informs such Representatives, or lender or prospective lenders, of the confidential nature of such information and directs them to treat such information in accordance with the terms of this Section 6.12, (ii) to the extent required by Law or otherwise required or requested by any Governmental Authority or any regulatory authority (including, any self-regulatory organization claiming to have jurisdiction), which shall include disclosure pursuant to U.S. federal securities laws applicable to MEMC or pursuant to German securities laws applicable to Conergy, or (iii) in good faith in connection with the enforcement by such Party of the terms hereof. For purposes of this Section 6.12, (x) “Confidential Information” shall mean the existence of, and/or the terms and conditions of, this Agreement, in each case excluding the fact that the Wafer Supply Contract has been mutually terminated and excluding information which is or becomes known to the public (other than through a breach of this Section by the Person seeking to rely of such exclusion), and (y) “Representatives” shall mean, with respect to any Person, its Affiliates and the employees, officers, directors, executive board members, supervisory board members, agents, advisors, counsel and auditors of such Person and of such person’s Affiliates.
[The next page is the Signature Page]

IN WITNESS WHEREOF, each of the parties has caused this Termination Agreement to be duly executed and delivered as of the day and year first above written.
MEMC SINGAPORE PTE. LTD.

By:	/s/ Brian Wuebbels Name: Brian Wuebbels Title: Director
MEMC ELECTRONIC MATERIALS, INC.

By:	/s/ Brian Wuebbels Name: Brian Wuebbels Title: EVP & CFO
CONERGY AG

By:	/s/ Alexander Gorski Name: Alexander Gorski Title: COO

By:	/s/ Jan Vannerum Name: Jan Vannerum Title: CFO

EXHIBIT A
Certain Definitions

“Action” shall mean any actual or threatened action (at law or in equity), suit, arbitration, review, inquiry, proceeding or investigation.
“Affiliate” shall mean, with respect to any specified Person, any other Person who or which Controls, is Controlled by or is under common Control with such specified Person.
“Ancillary Agreement” shall mean any Contract hereafter executed and delivered by a Party (or a MEMC Assignee) pursuant to the terms of this Agreement.
“Approval” shall mean any franchise, license, certificate of compliance, authorization, consent, order, permit, approval or other action of, or any filing, registration or qualification with, any Governmental Authority.
“Assumed Contract” shall have the meaning specified in Section 1.2(d)(E)(ii)(III).
“Claim” means any claim, demand, action, suit or proceeding (including any arbitration proceeding), whether civil, criminal, administrative or investigative.
“Conergy” shall have the meaning specified in the Preamble of this Agreement.
“Conergy Company” shall have the meaning specified in Section 1.2(c).
“Conergy Companies” shall have the meaning specified in Section 1.2(c).
“Conergy Italy” shall have the meaning specified in Section 1.2(b).
“Conergy O&M Contracts” shall have the meaning specified in Section 1.2(c).
“Conergy O&M Customer Contracts” shall have the meaning specified in Section 1.2(c).
“Conergy O&M Subcontractor Contracts” shall have the meaning specified in Section 1.2(c).
“Conergy Released Claims” shall have the meaning specified in Section 5.1(a).
“Conergy Released Parties” shall have the meaning specified in Section 5.1(b).
“Conergy Services” shall have the meaning specified in Section 1.2(a).
“Conergy Spain” shall have the meaning specified in Section 1.2(c).
“Confidential Information” shall have the meaning specified in Section 6.12.

“Consent” shall mean any consent or approval of, or notice, declaration, report or statement filed with or submitted to, any Person (other than an Approval).
“Contract” shall mean any contract, agreement, license, lease, deed or other instrument, and other legally binding undertakings or arrangements, whether oral or written, or any Approval.
“Control” shall mean, as to any specified Person, the power, directly and/or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such specified Person, whether through the ownership of voting securities, by contract and/or otherwise. The term “Controlled” shall have a correlative meaning.
“Conergy O&M Contracts Transfer” shall mean the transactions contemplated by Section 1.2 hereof.
“Due Diligence Period” shall have the meaning specified in Section 1.2(d)(E)(ii)(I).
“Entity” shall mean any corporation, partnership, limited liability company, joint venture, trust, foundation or other unincorporated organization, or other form of entity or any Governmental Authority.
“Escrow Agent” shall mean Commerzbank, New York Branch, or another financial institution reasonably acceptable to the Parties.
“Escrow Agreement” shall mean an escrow agreement among the Parties and the Escrow Agent, in form and substance reasonably satisfactory to the Parties and satisfactory to the Escrow Agent. The Escrow Agreement shall provide that all fees and expenses of the Escrow Agent shall be split equally between Conergy, on the one hand, and the MEMC Parties, on the other.
“Existing RCRD” shall have the meaning specified in Section 1.1(b).
“Expired Letter of Credit” shall have the meaning specified in Section 1.1(c).
“First Amendment” shall have the meaning specified in the Preamble to this Agreement.
“German O&M Contracts” shall have the meaning specified in Section 1.2(a).
“German O&M Customer Contracts” shall have the meaning specified in Section 1.2(a).
“German O&M Subcontractor Contracts” shall have the meaning specified in Section 1.2(a).
“Governmental Authority” shall mean any national, federal, state, provincial, county or municipal government, domestic or foreign, any agency, board, bureau, commission, court, department or other instrumentality of any such government, or any arbitrator in any case that has jurisdiction over a party or any of its assets.

“Italian O&M Contracts” shall have the meaning specified in Section 1.2(b).
“Italian O&M Customer Contracts” shall have the meaning specified in Section 1.2(b).
“Italian O&M Subcontractor Contracts” shall have the meaning specified in Section 1.2(b).
“Law” shall mean any law, rule, regulation, stock exchange rule, subpoena, court order or any other similar judicial or legal process.
“Legal Requirement” shall mean any judgment, decree, injunction, order, writ, ruling, law, ordinance, statute, rule, regulation, code or other requirement of any Governmental Authority, or the common law.
“Liability” shall mean any debt, obligation or liability of any kind or nature, whether accrued or fixed, absolute or contingent, determined or determinable, matured or unmatured, and whether due or to become due, asserted or unasserted, or known or unknown.
“Liens” shall mean any claim, lien, pledge, encumbrance, mortgage, deed of trust, charge, easement, right of way, encroachment, security interest, option, or any other similar right or interest whatsoever, or any proxy or voting agreement.
“Losses” shall mean any liability, action, claim, proceeding, litigation, investigation, obligation, loss, damage, Lien, assessment, deficiency or capital expenditure.
“MEMC Assignee” shall have the meaning specified in Section 1.2(d)(A).
“MEMC” shall have the meaning specified in the Preamble of this Agreement.
“MEMC Singapore” shall have the meaning specified in the Preamble to this Agreement.
“MEMC Party” shall have the meaning specified in the Preamble to this Agreement.
“MEMC Parties” shall have the meaning specified in the Preamble to this Agreement.
“MEMC Released Claims” shall have the meaning specified in Section 5.1(b).
“MEMC Released Parties” shall have the meaning specified in Section 5.1(a).
“New Letter of Credit” shall have the meaning specified in Section 1.1(c).
“O&M Cash Payment” shall have the meaning specified in Section 1.2(d)(E)(ii)(VI).
“O&M Contract Transfer Agreements” shall have the meaning specified in Section 1.2(d)(A).
“O&M Letter of Credit” shall have the meaning specified in Section 1.2(d)(E)(ii)(VI).

“Original Letter of Credit” shall have the meaning specified in Section 1.1(c).
“Outstanding Demand” shall have the meaning specified in Section 1.1(c).
“Outstanding Payables” shall have the meaning specified in Section 1.1(d).
“Person” shall mean any individual or Entity.
“Possible Claims” shall mean any and all Claims, demands, causes of action, suits at law or in equity, verdicts, judgments and liens, whether based upon breach of contract, breach of warranty or covenant, tort, negligence, gross negligence, recklessness, fault, strict liability, misrepresentation, fraud, quantum meruit, breach of fiduciary duty, violation of statutes or administrative regulations or any other legal or equitable theory of recovery, WHETHER KNOWN OR UNKNOWN, DEVELOPED OR UNDEVELOPED, DISCOVERED OR UNDISCOVERED.
“Possible Liabilities” shall mean any and all Liabilities of whatever kind, nature, description or basis, whether fixed, contingent or otherwise, WHETHER KNOWN OR UNKNOWN, DEVELOPED OR UNDEVELOPED, DISCOVERED OR UNDISCOVERED, foreseen or unforeseen, matured or unmatured, accrued or not accrued.
“Released Claims” shall mean the Conergy Released Claims (in the context of Section 5.1(a)), and the MEMC Released Claims (in the context of Section 5.1(b)).
“Released Parties” shall mean the MEMC Released Parties (in the context of Section 5.1(a)), and the Conergy Released Parties (in the context of Section 5.1(b)).
“Releases” shall mean fully and forever, and irrevocably and unconditionally, releases, remises and discharges. For the avoidance of doubt, the term “Released” shall have a correlative meaning.
“Releasors” shall mean Conergy (in the context of Section 5.1(a)) and each MEMC Party (in the context of Section 5.1(b)).
“Representatives” shall have the meaning specified in Section 6.12.
“Second Amendment” shall have the meaning specified in the Preamble to this Agreement.
“Spanish O&M Contracts” shall have the meaning specified in Section 1.2(c).
“Spanish O&M Customer Contracts” shall have the meaning specified in Section 1.2(c).
“Spanish O&M Subcontractor Contracts” shall have the meaning specified in Section 1.2(c).

“Taxes” shall mean all taxes, charges, fees, levies or other assessments, including income, excise, property, sales, franchise, withholding, social security and unemployment taxes, imposed by the United States, any possession thereof, any state, county, local or foreign government, or any subdivision or agency of any of the foregoing, and any interest, penalties or additions relating to such taxes, charges, fees, levies or other assessments.
“Wafer Supply Contract” shall mean that certain Solar Wafer Supply Agreement dated as of October 25, 2007 between MEMC and Conergy, as amended and supplemented by that certain Amendment No. 1 to Solar Wafer Supply Agreement dated as of July 10, 2008 between MEMC Singapore and MEMC and that certain Amendment No. 2 to Solar Wafer Supply Agreement dated as of January 24, 2010 between MEMC Singapore and Conergy.